Exhibit 99.1
Press Release

Release Date: May 4, 2015	Contact: Thomas A. Vento -
At 4:30 p.m. EST	President
Joseph R. Corrato -
Executive Vice
President
(215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES SECOND QUARTER FISCAL 2015 RESULTS

Philadelphia, Pennsylvania (May 4, 2015) –Prudential Bancorp, Inc. (the "Company") (Nasdaq:PBIP), the holding company for Prudential Savings Bank (the "Bank"), today reported net income of $1.7 million, or $0.20 per basic share and $0.18 per diluted share, for the quarter ended March 31, 2015 as compared to $535,000, or $0.06 per basic and diluted share, for the same quarter in 2014.  For the six months ended March 31, 2015, the Company recognized net income of $2.2 million or $0.25 per basic and $0.22 per diluted share, as compared to net income of $873,000, or $0.10 per basic share and $0.09 per diluted share, for the comparable period in 2014. The improved profitability for the three and six months ended March 31, 2015 was primarily due to the recognition of approximately $1.8 million in gain on the completion of the previously announced agreement of sale of our Center City branch office. The Company was able to offset the federal tax impact due to the utilization of prior capital loss carryforwards available to it.  The Company's operating results for both the quarter and the six months were negatively affected by increased levels of the provision for loan losses and non-interest operating expense as discussed below.

Tom Vento, Chairman, President and Chief Executive Officer, stated "We are pleased to be reporting the completion of the sale of our Center City branch property and the recognition of the $1.8 million gain during the quarter.  In addition, we continued our efforts to enhance shareholder value by purchasing an additional 131,714 shares of common stock during the quarter which brings the total shares repurchased pursuant to our previously announced stock repurchase program as of March 31, 2015 to 309,614 at an average price of $12.24. Unfortunately, this quarter also saw a significant increase in our non-performing assets due to the classification as non-performing of a group of loans to a real estate developer that has been a long-term customer of the Bank. We are working with the borrower to improve the performance of these loans."

At March 31, 2015, the Company had total assets of $518.3 million, as compared to $525.5 million at September 30, 2014, a decrease of 1.4%. The decline in total assets was primarily due to the reduction of cash and cash equivalents primarily due to funding deposit withdrawals as part of the Company's asset liability management and to funding the repurchase of shares pursuant to the Company's current stock repurchase program.  Cash and cash equivalents decreased $18.0 million to $27.4 million at March 31, 2015, compared to $45.4 million at September 30, 2014. Loans receivable increased to $327.9 million at March 31, 2015 from $321.1 million at September 30, 2014.  The majority of the loan growth consisted of commercial real estate loans and single-family residential construction loans secured by properties located within our immediate market area. Investment securities classified available-for-sale increased by $13.3 million to $71.1 million as of March 31, 2015 primarily due to the purchase of GNMA-guaranteed mortgage-backed securities aggregating $14.1 million. Investment securities classified held-to-maturity declined approximately $7.2 million to $73.6 million as of March 31, 2015 primarily due to U.S. government agency bonds being called for redemption during the six months ended March 31, 2015.

Total liabilities decreased by $6.6 million to $389.5 million at March 31, 2015 from $396.1 million at September 30, 2014. Total deposits decreased $5.6 million, specifically $2.0 million in money market accounts, $1.1 million in certificates of deposit and the remainder in checking and savings accounts.  Accrued interest payable decreased approximately $1.0 million as a direct result of interest being credited to accounts as of March 31, 2015.

Total stockholders' equity decreased by $629,000 to $128.8 million at March 31, 2015 from $129.4 million at September 30, 2014. The decrease was primarily due to the $3.8 million expended in connection with the Company's announced stock repurchase program and to a lesser degree the declaration of approximately $440,000 in cash dividends.  This decrease was partially offset by $2.2 million in net income during the six months ended March 31, 2015 combined with a $1.1 million after-tax increase in the value of the available-for-sale securities portfolio.

For the three months ended March 31, 2015, net interest income increased to $3.4 million as compared to $3.2 million for the same period in 2014. The increase reflected a $219,000 or 5.4% increase in interest income partially offset by a slight increase of $19,000 or 2.2% in interest paid on deposits and borrowings. The increase in interest income primarily resulted from a 17 basis point increase to 3.48% in the weighted average yield earned on interest-earning assets for the March 2015 quarter combined with a modest increase in the average balance of interest-earning assets reflecting the shift in the composition of our interest-earning assets.  The increase in interest income was partially offset by the increase in interest expense reflecting a small increase of approximately $1.0 million in the average balance of deposits and borrowings for three months ended March 31, 2015, as compared to the same quarter in 2014. Also contributing to the increase in interest expense was a 2 basis point increase in the cost of funds.

For the six months ended March 31, 2015, net interest income increased $375,000 or 5.8% to $6.8 million as compared to $6.4 million for the same period in 2014. Interest income increased $390,000 or 4.8%, partially offset by an increase of $15,000 or 0.9% in interest expense.  The increase in interest expense resulted primarily from a 2 basis point increase to 0.91% in the weighted average rate paid on interest-bearing liabilities resulting in large part from an increase in the average balance outstanding of certificates of deposit.  The increase in interest income resulted from a 20 basis point increase to 3.40% in the weighted average yield earned on interest-earning assets partially offset by a $6.7 million or 4.8% decrease to $503.6 million in the average balance of interest-earning assets for the six months ended March 31, 2015 as compared to the same period in fiscal 2014.  The increase in the weighted average yield earned primarily reflected the effects of using cash and cash equivalents to fund the origination of new loans and to purchase mortgage-backed securities.

For the three months ended March 31, 2015, the net interest margin was 2.77% compared to 2.62% for the same period in fiscal 2014. For the six months ended March 31, 2015, the net interest margin was 2.70% as compared to 2.51% for the same period in fiscal 2014. The increase in both periods in fiscal 2015 was primarily due to the Company earning a higher weighted average yield on earning assets from the reinvestment of cash and cash equivalents into loans and investment securities.

The Company established provisions for loan losses of $300,000 and $375,000 during the three and six months ended March 31, 2015, respectively, primarily due to the increase in the level of commercial real estate and construction loans outstanding as well as to the charge-offs incurred during the second quarter of fiscal 2015 combined with the classification of an entire large loan relationship as non-performing. No provision expense was recorded during the comparable periods in 2014.  During the quarter ended March 31, 2015, the Company recorded charge-offs totaling $212,000 and classified its largest lending relationship, which consists of nine loans aggregating $9.4 million, as non-performing due to insufficient cash flow available to the borrower to fund its obligations during the next two to three quarters. This relationship has been in a workout status for several quarters and has been classified "substandard" since June 2014.  As of March 31, 2015, the complete relationship was analyzed for impairment using the standards required in Accounting Standards Codification Topic 310 (formerly FASB No. 114).  The relationship was deemed to have sufficient collateral, thereby no impairment was required. The borrower's primary project, the development of a 169 residential lots, has received all required permits and preparation of the necessary infrastructure has commenced.  The Company believes that the allowance for loan losses at March 31, 2015 was sufficient to cover all inherent and known losses associated with the loan portfolio at such date.

At March 31, 2015, the Company's non-performing assets totaled $15.6 million or 3.0% of total assets as compared to $6.2 million or 1.2% of total assets at September 30, 2014, all of which was due to the placement on non-accrual of the entire above described loan relationship.  Non-performing loans and assets at March 31, 2015 included $15.6 million in non-performing loans consisting of six construction loans aggregating $7.9 million, 18 one-to four-family residential loans aggregating $3.9 million, one single-family residential investment property loan totaling $1.4 million and three commercial real estate loans aggregating $2.4 million.  At March 31, 2015, the Company had ten loans aggregating $8.2 million that were classified as troubled debt restructurings ("TDRs"). Four of such loans aggregating $6.7 million as of March 31, 2015 were classified as non-performing as a result of not achieving a sufficiently long payment history, under the restructured terms, to justify returning the loans to performing (accrual) status.  Two of these four loans totaling $4.4 million (which are part of the real estate development relationship discussed above) were designated TDRs this quarter due to the extension of their maturity dates. All ten loans have performed in accordance with the terms of their revised agreements. As of March 31, 2015, the Company had reviewed $21.5 million of loans for possible impairment of which $17.8 million was deemed classified as substandard compared to $22.0 million reviewed for possible impairment and classified substandard as of September 30, 2014.

The allowance for loan losses totaled $2.6 million, or 0.8% of total loans and 16.6% of total non-performing loans at March 31, 2015 as compared to $2.4 million, or 0.8% of total loans and 41.2% of total non-performing loans at September 30, 2014.

Non-interest income amounted to $2.0 million and $2.3 million for the three and six month periods ended March 31, 2015, compared to $413,000 and $574,000, respectively, for the same periods in 2014.  The increase for the 2015 periods was primarily attributable to the $1.8 million gain on the sale of our Center City branch office as well as the recognition of a $138,000 gain on the sale of a loan originated through the Small Business Administration program. By comparison, during the three and six month periods ended March 31, 2014, the Company recorded a $274,000 gain from the sale of private label mortgage-backed securities.

For the three and six month periods ended March 31, 2015, non-interest expense increased $557,000 or 18.9% and $680,000 or 11.8%, respectively, compared to the same periods in the prior year.  The primary reasons for the increases for the three and six month periods ended March 31, 2015 were increases in salaries and employee benefits, primarily equity benefits, professional services, office occupancy and other operating expenses.

For the three month period ended March 31, 2015, the Company recorded a tax benefit of $91,000, compared to a $157,000 tax expense for the same period in 2014. For the six month period ended March 31, 2015, the Company recorded income tax expense of $126,000 as compared to $341,000 for the same period in 2014. The Company's tax obligation for both three and six month periods in fiscal 2015 was greatly reduced due its ability to utilize its prior period capital loss carryforwards to offset the entire amount of the gain it recorded relating to the sale of its Center City branch office.

Prudential Bancorp, Inc. is the holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, four of which are in Philadelphia, one is in Drexel Hill, Delaware County, Pennsylvania and the remaining branch is located in Chalfont, Bucks County, Pennsylvania.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Some of these factors include general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At March 31,	At September 30,
	2015	2014
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$518,271	$525,483
Cash and cash equivalents	27,422	45,382
Investment and mortgage-backed securities:
Held-to-maturity	73,603	80,840
Available-for-sale	71,072	57,817
Loans receivable, net	327,855	321,063
Deposits	385,475	391,025
FHLB advances	130	340
Non-performing loans	15,587	5,880
Non-performing assets	15,587	6,240
Stockholders' equity	128,796	129,425
Full-service offices	7	7

	At or For the Three Months Ended March 31,		At or For the Six Months Ended March 31,
	2015	2014	2015	2014
	(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$4,304	$4,085	$8,544	$8,154
Total interest expense	871	852	1,772	1,757
Net interest income	3,433	3,233	6,772	6,397
Provision for loan losses	300	-	375	-
Net interest income after provision for loan losses	3,133	3,233	6,397	6,397
Total non-interest income	1,988	413	2,338	574
Total non-interest expense	3,511	2,954	6,437	5,757
Income before income taxes	1,610	692	2,298	1,214
Income tax (benefit) expense	(91)	157	126	341
Net income	$1,701	$535	$2,172	$873
Basic earnings per share	$0.20	$0.06	$0.25	$0.10
Diluted earnings per share	$0.18	$0.06	$0.22	$0.09
Dividends paid per common share	$0.06	$0.00	$0.06	$0.00
Book value per share at end of period	$13.95	$10.65	$13.95	$10.65

Selected Operating Ratios(1):
Average yield on interest- earning assets	3.48%	3.31%	3.40%	3.20%
Average rate paid on interest-bearing liabilities	0.91%	0.89%	0.91%	0.90%
Average interest rate spread(2)	2.57%	2.41%	2.49%	2.30%
Net interest margin(2)	2.77%	2.62%	2.70%	2.51%
Average interest-earning assets to average interest-bearing liabilities	129.52%	129.66%	129.31%	129.85%
Net interest income after provision for loan losses to non-interest expense	89.23%	109.44%	99.38%	111.12%
Total non-interest expense to total average assets	2.70%	2.29%	2.46%	2.19%
Efficiency ratio(3)	64.77%	81.02%	70.66%	82.58%
Return on average assets	1.31%	0.41%	0.83%	0.33%
Return on average equity	5.24%	1.73%	3.36%	1.38%
Average equity to average total assets	24.96%	23.96%	24.72%	24.02%

	At or for the Three Months Ended March 31,		At or for Six Months Ended March 31,
	2015	2014	2015	2014
Asset Quality Ratios(4)(5)
Non-performing loans as a percentage of loans receivable, net(5)	4.75%	2.15%	4.75%	2.15%
Non-performing assets as a percentage of total assets(5)	3.01%	1.43%	3.01%	1.43%
Allowance for loan losses as a percentage of total loans	0.78%	0.74%	0.78%	0.74%
Allowance for loan losses as a percentage of non-performing loans	16.60%	34.82%	16.60%	34.82%
Net charge-offs to average loans receivable	0.26%	-0.01%	0.13%	-0.01%

Capital Ratios(4)
Tier 1 leverage ratio
Company	24.71%	25.08%	24.71%	25.08%
Bank	18.26%	17.56%	18.26%	17.56%
Tier 1 risk-based capital ratio
Company	54.69%	57.39%	54.69%	57.39%
Bank	40.45%	40.26%	40.45%	40.26%
Total risk-based capital ratio
Company	55.79%	58.45%	55.79%	58.45%
Bank	41.55%	41.32%	41.55%	41.32%

_________________________________________________________________________
(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(2)  Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5)  Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due, and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure. Also includes loans classified as troubled debt restructurings ("TDR") due to being recently restructured and placed on non-accrual in connection with such restructuring. The TDRs in most cases are performing in accordance with their restructured terms. It is the Company's policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal.